AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1997
                                                     REGISTRATION NO. 333-
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                            ----------------------

                                   FORM S-3

                            REGISTRATION STATEMENT

                                    UNDER

                          THE SECURITIES ACT OF 1933
                          --------------------------

                            CAPITOL BANCORP LTD.,
                               CAPITOL TRUST I
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
          (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                  MICHIGAN
                                  DELAWARE
       (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION) (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                                 38-2761672
                                 38-3381371
                    (I.R.S. EMPLOYER IDENTIFICATION NO.)
                    (I.R.S. EMPLOYER IDENTIFICATION NO.)

       200 WASHINGTON SQUARE NORTH, 4TH FLOOR, LANSING, MICHIGAN 48933
                               (517) 487-6555
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
        REGISTRANT'S AND CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

================================================================================

                               JOSEPH D. REID

        CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            CAPITOL BANCORP LTD.

                  200 WASHINGTON SQUARE NORTH, FOURTH FLOOR

                           LANSING, MICHIGAN 48933

                               (517) 487-6555

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
================================================================================
                               WITH COPIES TO:


      JOHN SHARP, ESQ.                         DONALD L. JOHNSON, ESQ.
      STROBL & BORDA, P.C.                     VARNUM, RIDDERING, SCHMIDT &
      300 E. LONG LAKE ROAD, SUITE 200         HOWLETT, LLP
      BLOOMFIELD HILLS, MI 48304               333 BRIDGE STREET, N.W.
      (248) 540-2300                           GRAND RAPIDS, MICHIGAN 49504
                                               (616) 336-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------
                                                       PROPOSED
                                     PROPOSED          MAXIMUM
                         AMOUNT      MAXIMUM           AGGREGATE
TITLE OF EACH CLASS OF   TO BE       OFFERING PRICE    OFFERING       AMOUNT OF
SECURITIES TO BE         REGISTERED  PER UNIT          PRICE        REGISTRATION
REGISTERED                                                            FEE

--------------------------------------------------------------------------------
Preferred Securities of
Capitol Trust I  2,530,000    $10.00            $25,300,000       $7,667.00
================================================================================
Subordinated Debentures of
Capitol Bancorp Ltd.                  F3, F4
================================================================================

Guarantee of
Capitol Bancorp Ltd.
With Respect to
Preferred Securities                  F4
================================================================================



<F1>Includes 330,000 Preferred Securities which may be sold by Capitol I to cover over-allotments.
<F2>The registration fee is calculated in accordance with Rule 457(n) under the Securities Act of 1933, as amended.
<F3>The Subordinated Debentures will be purchased by Capitol Trust I with the proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities of Capitol Trust I upon its dissolution and the distribution of its assets.

    This Registration Statement is deemed to cover the Subordinated Debentures of Capitol Bancorp Ltd., the rights of holders of Subordinated Debentures of Capitol Bancorp Ltd., under the Indenture, and the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Capitol Bancorp Ltd. No separate consideration will be received for the Guarantee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER __, 1997
PROSPECTUS


                         2,200,000 PREFERRED SECURITIES
                                CAPITOL TRUST I

                    % CUMULATIVE TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY

                              CAPITOL BANCORP LTD.
                              ____________________

                  $22,000,000    % SUBORDINATED DEBENTURES OF
                              CAPITOL BANCORP LTD.
                              ____________________

     The ___% Cumulative Trust Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Capitol Trust I, a statutory business trust created under the laws of the State of Delaware ("Capitol Trust"). Capitol Bancorp Ltd., a Michigan corporation (the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of
Capitol Trust.                                      (continued on next page)

     Application has been made to have the Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market under the symbol "CBCLP."
                              ____________________

     SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                              ____________________

 THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NON-BANKING AFFILIATE
       OF THE COMPANY (EXCEPT TO THE EXTENT THAT PREFERRED SECURITIES ARE
        GUARANTEED BY THE COMPANY AS DESCRIBED HEREIN), ARE NOT INSURED
           BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS,
                     INCLUDING POSSIBLE LOSS OF PRINCIPAL.
                              ____________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=========================================================================================================================
                                                                              PRICE TO    UNDERWRITING     PROCEEDS TO
                                                                               PUBLIC     COMMISSION(1)  CAPITOL TRUST(2)
-------------------------------------------------------------------------------------------------------------------------
Per Preferred Security.....................................................  $     10.00       (2)       $       10.00
Total(3)...................................................................  $22,000,000       (2)       $  22,000,000
=========================================================================================================================

(1) Capitol Trust and the Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriters as compensation for its arranging the
     investment therein of such proceeds $    per Preferred Security, or $
     in the aggregate ($     if the over-allotment option is exercised in
     full).  See "Underwriting."  The Company has also agreed to pay the
     expenses of the offering estimated to be $    .

(3) Capitol Trust has granted the Underwriters an option exercisable within 30 days from the date of this Prospectus to purchase up to 330,000 additional Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Preferred Securities are purchased, the total Price to Public and Proceeds to Capitol Trust will be $25,300,000.
                              ____________________

     The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by it, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made on or about ____, 1997.

ROBERT W. BAIRD & CO.       STIFEL, NICOLAUS & COMPANY       HOWE BARNES INVESTMENTS, INC.
  INCORPORATED                     INCORPORATED


December __, 1997

(continued from previous page)
     The First National Bank of Chicago is the Property Trustee (as defined herein) of Capitol Trust. Capitol Trust exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount
of     ___% Subordinated Debentures (the "Subordinated Debentures") of the
Company. The Subordinated Debentures will mature on December 31, 2027, which date may be (i) shortened to a date not earlier than December 31, 2002, or (ii) extended to a date not later than December 31, 2036, in each case if certain conditions are met (including, in the case of shortening the Stated Maturity (as defined herein), the Company having received prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

     Holders of Preferred Securities are entitled to receive preferential cumulative cash distributions (the "Distributions") from Capitol Trust, at the
annual rate of      % of the liquidation amount of $10 per Preferred Security
(the "Liquidation Amount"), accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing March 31, 1998. The Company has the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive calendar quarters with respect to each deferral period (each, an "Extended Interest Payment Period"); provided that no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. WHILE THE COMPANY INTENDS TO TAKE THE POSITION THAT THE SUBORDINATED DEBENTURES WILL NOT BE DEEMED TO BE ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"), DURING AN EXTENDED INTEREST PAYMENT PERIOD, INTEREST ON THE SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE PREFERRED
SECURITIES ARE ENTITLED WILL ACCUMULATE) AT THE RATE OF     % PER ANNUM,
COMPOUNDED QUARTERLY, AND HOLDERS OF THE PREFERRED SECURITIES WILL BE REQUIRED TO INCLUDE INTEREST INCOME AS OID IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. A HOLDER OF PREFERRED SECURITIES WHO DISPOSES OF THAT HOLDER'S PREFERRED SECURITIES BETWEEN RECORD DATES FOR PAYMENTS OF DISTRIBUTIONS (AND CONSEQUENTLY DOES NOT RECEIVE A DISTRIBUTION FROM CAPITOL TRUST FOR THE PERIOD PRIOR TO SUCH DISPOSITION) WILL NEVERTHELESS BE REQUIRED TO INCLUDE ACCRUED BUT UNPAID INTEREST OR OID, IF ANY, ON THE SUBORDINATED DEBENTURES THROUGH THE DATE OF DISPOSITION IN INCOME AS ORDINARY INCOME AND TO ADD THE AMOUNT OF ANY ACCRUED OID TO ITS ADJUSTED TAX BASIS IN ITS PRO RATA SHARE OF THE UNDERLYING SUBORDINATED DEBENTURES DEEMED DISPOSED OF. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Disposition of Preferred Securities."

     The Company and Capitol Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of Capitol Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by Capitol Trust, as described herein. See "Description of the Guarantee--General." If the Company does not make interest payments on the Subordinated Debentures held by Capitol Trust, Capitol Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when Capitol Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payments of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations (each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

     The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after December 31, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Preferred Securities--Redemption."

     The Company has the right at any time to dissolve, wind-up or terminate Capitol Trust subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. In the event of the voluntary or involuntary dissolution, winding up or termination of Capitol Trust, after satisfaction of liabilities to creditors of Capitol Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $10 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination."

                              ____________________

     The Company will provide Quarterly Reports containing unaudited financial statements to the holders of Preferred Securities if such reports are furnished to the holders of the Company's common stock, and Annual Reports containing financial statements audited by the Company's independent auditors. The Company will also furnish Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q free of charge to holders of Preferred Securities who so request in writing addressed to the Vice President, Investor Relations of the Company.

                              ____________________

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT, STABILIZING TRANSACTIONS, THE PURCHASE OF PREFERRED SECURITIES TO COVER SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF SUCH ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              ____________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                        CAPITOL BANCORP BANK AFFILIATES




                                  MAP GRAPHIC






                      1.  ANN ARBOR COMMERCE BANK, ANN ARBOR MI
                      2.  BRIGHTON COMMERCE BANK, BRIGHTON MI
                      3.  CAPITOL NATIONAL BANK, LANSING MI
                      4.  LOCATION TO BE ANNOUNCED (IN ORGANIZATION)
                      5.  GRAND HAVEN BANK, GRAND HAVEN MI
                      6.  KENT COMMERCE BANK, GRAND RAPIDS MI (IN ORGANIZATION)
                      7.  MACOMB COMMUNITY BANK, CLINTON TOWNSHIP MI
                      8.  MUSKEGON COMMERCE BANK, MUSKEGON MI (IN ORGANIZATION)
                      9.  OAKLAND COMMERCE BANK, FARMINGTON HILLS MI
                      10. PARAGON BANK & TRUST, HOLLAND MI
                      11. PORTAGE COMMERCE BANK, PORTAGE MI
                      12. BANK OF TUCSON, TUCSON AZ
                      13. BILTMORE COMMUNITY BANK, PHOENIX AZ (IN ORGANIZATION)
                      14. SOUTHERN ARIZONA COMMUNITY BANK, TUCSON AZ
                      15. VALLEY FIRST COMMUNITY BANK, SCOTTSDALE AZ

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere (or incorporated by reference) in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY
GENERAL

     Capitol Bancorp Ltd. ( the "Company") is a multi-bank holding company with its headquarters in Lansing, Michigan. As of September 30, 1997, the Company was comprised of eight community banks in Michigan and, through a second tier holding company based in Arizona, two community banks in the state of Arizona (collectively the "Banks"). The Company has experienced significant growth in recent years. During 1997, two affiliated banks have been added and management anticipates that two additional de novo (new) banks are likely to be added prior to year end 1997. During the twelve month period ended September 30, 1997, total assets increased 42% from $446 million to $634 million.

     The Company is a uniquely structured affiliation of small community banks. Each bank, which typically has only one location, is focused on meeting the banking needs of entrepreneurs, professionals and other individuals seeking individually-tailored service. Each bank has full local decision-making authority in making loans and delivery of other banking services. Each bank is managed by an on-site president and management team under the direction of its local board of directors comprised of business leaders from that bank's community.

     The principal executive office of the Company is located at 200 Washington Square North, Lansing, Michigan 48933 and its telephone number is (517) 487-6555.

FINANCIAL SUMMARY




                                           AS OF AND FOR THE
                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                                    AS OF AND FOR THE
                                              (UNAUDITED)                                  YEARS ENDED DECEMBER 31,
                                        -----------------------         -----------------------------------------------------------
                                              1997         1996            1996           1995        1994         1993      1992
                                              ----         ----            ----           ----        ----         ----      ----
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income...........................   $     4,058   $   3,427         $   4,636    $    3,073   $    2,076    $   1,055  $  1,600
Total assets.........................       633,826     445,922           492,263       384,070      316,312      253,683   225,024
Stockholders' equity.................        43,829      37,768            40,159        30,865       25,714       18,337    16,545
Return on average equity.............         13.10%      13.75%            12.01%        10.55%        9.45%        5.54%    10.18%
Return on average assets.............          0.97%       1.11%             1.08%         0.87%        0.75%        0.44%     0.86%

BUSINESS OBJECTIVES AND STRATEGY

     The Company's primary objectives are to achieve growth in assets, earnings, return on assets and return on equity. Strategies to accomplish these objectives include the business of community banking on two primary fronts:

     BANK DEVELOPMENT: Since 1991, the Company has added seven banks of which two were acquisitions and five were started as de novo banks. The Company plans further de novo bank formation with emphasis on opening new banks in late 1997 and continuing in 1998. The Company's expansion strategy is focused on identification of dynamic communities whereby ongoing consolidation of the banking industry creates opportunities for formation of small, customer-focused banks. Such banks will be focused on serving their customer in a comprehensive relationship and on a profitable basis, rather than achieving significant market share. Such de novo banks will be managed by an on-site president under the leadership of a community-based board of directors which is comprised of business leaders from that community. Additionally, such de novo banks, as recently evidenced by the Company's expansion strategy, include a "partnership de novo" philosophy whereby the Company takes a majority ownership position in the bank's common stock with a significant investment also being made by local investors in that bank's community.

     ACTIVE OWNERSHIP AND MANAGEMENT OF EXISTING AFFILIATED BANKS: The Company is actively involved in capital deployment and ensuring that adequate resources are made available to enable its affiliated banks to grow and prosper in their communities. Through efficient consolidation of "backroom" operations, such as item processing, data processing and the like, the Company provides economical support services to its affiliated banks on a day-to-day basis. Investments in technology by the Company enable the Banks to obtain more sophisticated technology than would typically be available to the Banks individually. Further, appropriate ancillary support services such as funds management, audit, risk management and loan review are provided by the Company, without interfering with the affiliated banks' autonomy.

RECENT DEVELOPMENTS

     On November 5, 1997, the Company announced a 10% stock dividend (one share for each ten shares held) for shareholders of record as of December 1, 1997 to be distributed on or about December 15, 1997.

     In early November 1997, the Company negotiated an increase of $3 million in its credit facilities (to a maximum availability $13 million) with its primary lender. The Company intends to use a portion of the proceeds from the Preferred Securities to retire certain indebtedness under the credit facility (see "Use of Proceeds").

OWNERSHIP

     As of February 17, 1997, the directors and executive officers of the Company as a group owned approximately 25.09% of the Company's common stock exclusive of stock options (32.03% assuming exercise of stock options outstanding at that date).

                                 CAPITOL TRUST

     Capitol Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of November 25, 1997, executed by the Company, as depositor, and the trustees of Capitol Trust (the "Trustees"), and (ii) a certificate of trust filed with the Delaware Secretary of State on November 25, 1997. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of Capitol Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities." Capitol Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of Capitol Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures and payments thereunder will be the only assets of Capitol Trust and payments under the Subordinated Debentures will be the only revenue of Capitol Trust. Capitol Trust has a term of 55 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of Capitol Trust is 200 Washington Square North, Lansing, Michigan 48933, and its telephone number is
(517) 487-6555.

     The number of Trustees will, pursuant to the Trust Agreement, initially be five. Three of the Trustees (the "Administrative Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). The First National Bank of Chicago, a national banking association, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, The First National Bank of Chicago will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). First Chicago Delaware Inc., a Delaware corporation, will act as Delaware Trustee.

     The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. The Company will pay all fees and expenses related to Capitol Trust and the offering of the Trust Securities.

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                                  THE OFFERING

Securities Offered................             2,200,000 Preferred Securities
                                               having a Liquidation Amount of
                                               $10 per Preferred Security.
                                               The Preferred Securities
                                               represent preferred undivided
                                               beneficial interests in the
                                               assets of Capitol Trust, which
                                               will consist solely of the
                                               Subordinated Debentures and
                                               payments thereunder.  Capitol
                                               Trust has granted the
                                               Underwriters an option,
                                               exercisable within 30 days
                                               after the date of this
                                               Prospectus, to purchase up to
                                               an additional 330,000 Preferred
                                               Securities at the initial
                                               offering price, solely to cover
                                               over-allotments, if any.

Distributions......................            The Distributions payable on
                                               each Preferred Security will be
                                               fixed at a rate per annum of
                                               ___% of the Liquidation Amount
                                               of $10 per Preferred Security,
                                               will be cumulative, will accrue
                                               from December __, 1997, the
                                               date of issuance of the
                                               Preferred Securities, and will
                                               be payable quarterly in
                                               arrears, on March 31, June 30,
                                               September 30 and December 31 of
                                               each year, commencing March 31,
                                               1998.  See "Description of the
                                               Preferred Securities--
                                               Distributions--Payment of
                                               Distributions."
Option to Extend Interest Payment
  Period...........................            The Company has the right, at
                                               any time, so long as no
                                               Debenture Event of Default has
                                               occurred and is continuing, to
                                               defer payments of interest on
                                               the Subordinated Debentures for
                                               a period not exceeding 20
                                               consecutive calendar quarters;
                                               provided, that no Extended
                                               Interest Payment Period may
                                               extend beyond the Stated
                                               Maturity of the Subordinated
                                               Debentures.  As a consequence
                                               of the extension by the Company
                                               of the interest payment period,
                                               quarterly Distributions on the
                                               Preferred Securities will be
                                               deferred (though such
                                               Distributions would continue to
                                               accrue with interest thereon
                                               compounded quarterly, since
                                               interest will continue to
                                               accrue and compound on the
                                               Subordinated Debentures) during
                                               any such Extended Interest
                                               Payment Period.  During an
                                               Extended Interest Payment
                                               Period, the Company will be
                                               prohibited, subject to certain
                                               exceptions described herein,
                                               from declaring or paying any
                                               cash distributions with respect
                                               to its capital stock or debt
                                               securities that rank pari passu
                                               with or junior to the
                                               Subordinated Debentures.  Upon
                                               the termination of any Extended
                                               Interest Payment Period and the
                                               payment of all amounts then
                                               due, the Company may commence a
                                               new Extended Interest Payment
                                               Period, subject to the
                                               foregoing requirements.  See
                                               "Description of the Preferred
                                               Securities--Distributions--
                                               Extension Period" and
                                               "Description of the Subordinated
                                               Debentures--Option to Extend
                                               Interest Payment Period."

                                               Should an Extended Interest
                                               Payment Period occur, holders
                                               of Preferred Securities will be
                                               required to include deferred
                                               interest income in their gross
                                               income for United States
                                               federal income tax purposes in
                                               advance of receipt of the cash
                                               distributions with respect to
                                               such deferred interest
                                               payments.  See "Certain Federal
                                               Income Tax Consequences--
                                               Potential Extension of Interest
                                               Payment Period and Original Issue
                                               Discount."

Maturity and Redemption...........             The Subordinated Debentures
                                               will mature on December 31,
                                               2027 (if not extended to a date
                                               not later than December 31,
                                               2036 if certain conditions are
                                               met).  The Preferred Securities
                                               are subject to mandatory
                                               redemption, in whole or in
                                               part, upon repayment of the
                                               Subordinated Debentures at
                                               maturity or their earlier
                                               redemption.  Subject to Federal
                                               Reserve approval, if then
                                               required under applicable
                                               capital guidelines or policies
                                               of the Federal Reserve, the
                                               Subordinated Debentures are
                                               redeemable prior to maturity at
                                               the option of the Company (i)
                                               on or after December 31, 2002,
                                               in whole at any time or in part
                                               from time to time, or (ii) at
                                               any time, in whole (but not in
                                               part), within 180 days
                                               following the occurrence of a
                                               Tax Event, a Capital Treatment
                                               Event or an Investment Company
                                               Event, in each case at the
                                               redemption price equal to 100%
                                               of the principal amount of the
                                               Subordinated Debentures,
                                               together with any accrued but
                                               unpaid interest to the date
                                               fixed for redemption.  See
                                               "Description of the
                                               Subordinated
                                               Debentures--Redemption."

Distribution of Subordinated
   Debentures........................          The Company has the right at
                                               any time to terminate Capitol
                                               Trust and cause the
                                               Subordinated Debentures to be
                                               distributed to holders of
                                               Preferred Securities in
                                               liquidation of Capitol Trust,
                                               subject to the Company having
                                               received prior approval of the
                                               Federal Reserve to do so if
                                               then required under applicable
                                               capital guidelines or policies
                                               of the Federal Reserve.  See
                                               "Description of the Preferred
                                               Securities--Redemption and
                                               --Liquidation Distribution Upon
                                               Termination."

Guarantee.........................             The Company has guaranteed the
                                               payment of Distributions and
                                               payments on liquidation or
                                               redemption of the Preferred
                                               Securities, but only in each
                                               case to the extent of funds
                                               held by Capitol Trust, as
                                               described herein.  The Company
                                               and Capitol Trust believe that,
                                               taken together, the obligations
                                               of the Company under the
                                               Guarantee, the Trust Agreement,
                                               the Subordinated Debentures,
                                               the Indenture and the Expense
                                               Agreement provide, in the
                                               aggregate, a full, irrevocable
                                               and unconditional guarantee, on
                                               a subordinated basis, of all of
                                               the obligations of Capitol
                                               Trust under the Preferred
                                               Securities.  The obligations of
                                               the Company under the Guarantee
                                               and the Preferred Securities
                                               are subordinate and junior in
                                               right of payment to all Senior
                                               Debt, Subordinated Debt and
                                               Additional Senior Obligations
                                               of the Company.  If the Company
                                               does not make principal or
                                               interest payments on the
                                               Subordinated Debentures,
                                               Capitol Trust will not have
                                               sufficient funds to make
                                               distributions on the Preferred
                                               Securities; in which event, the
                                               Guarantee will not apply to
                                               such Distributions until
                                               Capitol Trust has sufficient
                                               funds available therefor.  See
                                               "Description of the Guarantee."

Voting Rights.....................             The holders of the Preferred
                                               Securities will have no voting
                                               rights except in limited
                                               circumstances.  See
                                               "Description of the Preferred
                                               Securities--Voting Rights;
                                               Amendment of Trust Agreement."

Use of Proceeds..................              The proceeds from the sale of
                                               the Preferred Securities
                                               offered hereby will be used by
                                               Capitol Trust to purchase the
                                               Subordinated Debentures issued
                                               by the Company.  The Company
                                               intends to use approximately $9
                                               million of the net proceeds
                                               from the sale of the
                                               Subordinated Debentures to
                                               retire existing debt
                                               obligations (based on amounts
                                               outstanding as of November 24,
                                               1997) under its credit
                                               facilities with an unaffiliated
                                               bank.  The Company intends to
                                               use the remaining net proceeds
                                               from the sale of the
                                               Subordinated Debentures for
                                               general corporate purposes
                                               including, without limitation,
                                               the making of investments in de
                                               novo banks, infusion of capital
                                               into existing banks to
                                               facilitate further growth or
                                               other corporate purposes.
                                               Pending their application for
                                               any or all of such purposes,
                                               the net proceeds may be
                                               invested in investment grade
                                               financial instruments.  See
                                               "The Company--Recent
                                               Developments" and "Use of
                                               Proceeds."

Nasdaq National Market Symbol..........        Application has been made to
                                               have the Preferred Securities
                                               approved for quotation on The
                                               Nasdaq Stock Market's National
                                               Market under the symbol
                                               "CBCLP."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated financial data below summarizes historical consolidated financial information of the Company for the periods indicated and should be read in conjunction with the financial statements and other information included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, which is incorporated by reference in this Prospectus. The unaudited consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, the Company's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1997, which is incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference." Interim results for the nine months ended September 30, 1997 are not necessarily indicative of results which may be expected for future periods, including the year ending December 31, 1997.



                                                 AS OF AND FOR THE
                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                       AS OF AND FOR THE
                                                    (UNAUDITED)                     YEARS ENDED DECEMBER 31,
                                          ------------------------  -----------------------------------------------------------
                                                1997        1996       1996        1995       1994        1993          1992
                                                ----        ----       ----        ----       ----        ----          ----
                                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED RESULTS OF OPERATIONS:
  Interest income........................   $    35,451  $    26,531  $  36,479  $   29,914  $   21,480  $   17,729   $    15,263
  Interest expense.......................        17,633       12,996     17,800      15,079       9,397       8,071         7,356
                                            -----------   ----------  ---------  ----------  ----------  ----------   -----------
  Net interest income....................        17,818       13,535     18,679      14,835      12,083       9,658         7,907
  Provision for loan losses..............         1,442          751      1,196         839         473         598           553
                                            -----------   ----------  ---------  ----------  ----------  ----------   -----------
  Net interest income after provision
   for loan losses.......................        16,376       12,784     17,483      13,996      11,610       9,060         7,354
  Noninterest income.....................         1,702        1,184      1,705       1,272       2,189       1,070           953
  Noninterest expense....................        11,915        8,824     12,307      10,460      10,563       8,643         5,972
                                            -----------   ----------  ---------  ----------  ----------  ----------   -----------
  Income before income tax expense.......         6,163        5,144      6,881       4,808       3,236       1,487         2,335
  Income tax expense.....................         2,105        1,717      2,245       1,735       1,160         432           735
                                            -----------   ----------  ---------  ----------  ----------  ----------   -----------
  Net income.............................   $     4,058   $    3,427  $   4,636  $    3,073  $    2,076  $    1,055   $     1,600
                                            ===========   ==========  =========  ==========  ==========  ==========   ===========
PER SHARE DATA:
  Earnings per common share:
    Primary................................ $      0.85   $     0.82  $    1.09  $     0.79  $     0.64  $     0.40   $      0.64
    Fully diluted..........................        0.83         0.81       1.04        0.77        0.64        0.40          0.64
  Cash dividends declared..................        0.30         0.30       0.33        0.25        0.25        0.19          0.18
  Book value...............................        9.28         9.48       8.91        9.09        8.14        7.70          7.50
  Dividend payout ratio (primary)..........       35.29%       36.59%     30.28%      31.65%      39.06%      47.50%        28.13%
SELECTED BALANCE SHEET DATA:
  Total assets............................. $   633,826   $  445,922  $ 492,263  $  384,070  $  316,312  $  253,683   $   225,024
  Investment securities(1).................      62,357       43,262     48,725      36,329      33,802      20,391        18,439
  Portfolio loans..........................     461,371      332,420    357,623     283,471     241,583     171,514       158,469
  Allowance for loan losses................      (5,758)      (4,261)    (4,578)     (3,687)     (3,220)     (2,500)       (2,319)
  Deposits.................................     563,308      391,946    436,166     340,287     279,650     220,513       201,762
  Debt obligations.........................      11,825        7,062      6,500       8,712       7,924      11,023         3,839
  Stockholders' equity.....................      43,829       37,768     40,159      30,865      25,714      18,337        16,545
PERFORMANCE RATIOS:
  Return on average equity.................       13.10%       13.75%     12.01%      10.55%       9.45%       5.54%        10.18%
  Return on average assets.................        0.97         1.11       1.08        0.87        0.75        0.44          0.86
  Net interest margin (fully taxable
   equivalent).............................        4.57         4.72       4.62        4.46        4.71        4.38          4.47
ASSET QUALITY RATIOS:
  Allowance for loan losses to loans.......        1.25%        1.28%      1.28%       1.30%       1.33%       1.46%         1.46%
  Non-performing loans to total loans......        0.83         0.77       0.75        0.47        0.80        1.57          2.44
  Net loan losses to average loans.........        0.06         0.08       0.10        0.14        0.13        0.25          0.21
CAPITAL RATIOS:
  Average equity to average assets.........        7.44%        9.35%      8.97%       8.24%       7.93%       7.90%         8.43%
  Tier 1 risk-based capital ratio..........       11.28        12.28      11.91        9.80        9.27        8.80          8.79
  Total risk-based capital ratio...........       12.27        13.24      12.88       10.91       10.51       10.04         10.04
  Leverage ratio...........................        8.13         9.10       8.16        7.16        6.95        6.39          6.46
RATIO OF EARNINGS TO FIXED CHARGES:(2)
  Including interest on deposits...........        1.35x        1.40x      1.39x       1.32x       1.34x       1.18x         1.32x
  Excluding interest on deposits...........       13.17x       10.92x     13.54x       9.29x       5.28x       2.87x        26.81x

---------------
(1)Includes market value adjustment on available-for-sale securities.
(2)Earnings consist of income before income tax plus interest expense. Fixed charges consist of interest expense. The Company does not currently have any preferred stock outstanding.

                                  RISK FACTORS

     Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors before purchasing the Preferred Securities offered hereby. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and that actual results could differ materially from those contemplated by such statements. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Preferred Securities, the Subordinated Debentures, the Company or Capitol Trust. It should be recognized that other risks may be significant, now or in the future, and the risks set forth below may affect the Preferred Securities, the Subordinated Debentures, the Company or Capitol Trust to a greater extent than indicated.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED DEBENTURES

     The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. At September 30, 1997, the Company had several borrowings from an unrelated financial institution of approximately $9 million outstanding and no other Senior Debt, Subordinated Debt or Additional Senior Obligations outstanding. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of its Banks upon the Banks' liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of the Banks', except to the extent that the Company may itself be recognized as a creditor of the Banks. The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the Banks and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior Obligations, that may be incurred by the Company. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Subordinated Debentures--Subordination."

     The ability of Capitol Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

     The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive calendar quarters with respect to each Extended Interest Payment Period; provided that no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures.
As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by Capitol Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of ____% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extended Interest Payment Period. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures (provided that this restriction will not prohibit payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive calendar quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extended Interest Payment Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of ____% compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period. See "Description of the Preferred Securities--Distributions-Extension Period" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Should an Extended Interest Payment Period occur, however, each holder of Preferred Securities will be required to accrue and recognize income (in the form of OID) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by Capitol Trust for federal income tax purposes. A holder of Preferred Securities must, as a result, include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from Capitol Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

     Should the Company elect to exercise its right to defer payments of interest on the Subordinated Debentures in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extended Interest Payment Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such optional deferrals.

TAX EVENT, CAPITAL TREATMENT EVENT OR INVESTMENT COMPANY EVENT; REDEMPTION

     The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (whether occurring before or after December 31, 2002), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve.

     "Tax Event" means the receipt by Capitol Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) Capitol Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) Capitol Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

     "Capital Treatment Event" means the receipt by Capitol Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 capital" and/or "Tier 2 capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

     "Investment Company Event" means the receipt by Capitol Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Capitol Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities.

SHORTENING OR EXTENSION OF STATED MATURITY OF SUBORDINATED DEBENTURES

     The Company has the right, at any time, to shorten the maturity of the Subordinated Debentures to a date not earlier than December 31, 2002. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company also has the right to extend the maturity of the Subordinated Debentures (whether or not Capitol Trust is terminated and the Subordinated Debentures are distributed to holders of the Preferred Securities) to a date no later than December 31, 2036, a date approximately 39 years after the initial issuance of the Preferred Securities. Such right may only be exercised, however, if at the time such election is made and at the time of such extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and
(iii) Capitol Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. See "Description of the Subordinated Debentures--General."

RIGHTS UNDER THE GUARANTEE

     The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by Capitol Trust, (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Capitol Trust has funds available therefor at such time, (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that Capitol Trust has funds available therefor at such time, and
(iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of Capitol Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent Capitol Trust has funds available therefor at such time, and (b) the amount of assets of Capitol Trust remaining available for distribution to holders of the Preferred Securities in liquidation of Capitol Trust. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Capitol Trust, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, Capitol Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Subordinated Debentures--Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

NO VOTING RIGHTS EXCEPT IN LIMITED CIRCUMSTANCES

     Holders of Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Preferred Securities and the exercise of the rights of Capitol Trust as holder of the Subordinated Debentures and the Guarantee. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that Capitol Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "Description of the Preferred Securities--Removal of Capitol Trust Trustees."

PROPOSED TAX LEGISLATION

     Certain legislative proposals were made in 1996 and 1997 which, if enacted, could have adversely affected the ability of the Company to deduct interest paid on the Subordinated Debentures. These proposals were not, however, incorporated into the legislation enacted on August 5, 1997 as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, December 31, 2002. See "Description of the Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Certain Federal Income Tax Consequences--Effect of Proposed Changes in Tax Laws."

REDEMPTION; EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

     The Company has the right at any time to dissolve, wind-up or terminate Capitol Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of Capitol Trust. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by Capitol Trust, in which event Capitol Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

     Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of Capitol Trust would not be a taxable event to holders of the Preferred Securities. If, however, Capitol Trust were to be recharacterized as an association taxable as a corporation at the time of the dissolution of Capitol Trust, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon the occurrence of a Tax Event, a dissolution of Capitol Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of Capitol Trust."

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of Capitol Trust. The Preferred Securities or the Subordinated Debentures, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

     If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of Capitol Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed.

TRADING PRICE; ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES

     The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from Capitol Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest (or OID) on the Subordinated Debentures through the date of disposition in income as ordinary income and to add the amount of any accrued OID to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued OID). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Disposition of Preferred Securities."

     There is no current public market for the Preferred Securities. Although application has been made to have the Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market, there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriter. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

LIMITED COVENANTS

     The covenants in the Indenture are limited, and there are no covenants relating to the Company in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Subordinated Debentures, or Preferred Securities, respectively, in the event of a material adverse change in the Company's financial condition or results of operations or limits the ability of the Company or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether the Company will be able to comply with its obligations under the Subordinated Debentures or the Guarantee.

PREFERRED SECURITIES ARE NOT INSURED

     The Preferred Securities are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or by any other governmental agency.

RISK FACTORS RELATING TO THE COMPANY

IMPACT OF INTEREST RATE CHANGES

     The Company's results of operations are derived from the operations of the Banks and are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, the Company's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk.

CREDIT RISKS

     As a financial institution, the Company is exposed to the risk that customers to whom the Banks have made loans will be unable to repay those loans according to their terms and that collateral securing such loans (if any) may not be sufficient in value to assure repayment. Credit losses could have a material adverse effect on the Company's operating results.

REGULATORY RISK

     The banking industry is heavily regulated. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation ("FDIC"), not shareholders or other creditors. Regulations affecting the financial institutions industry are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting the Company and the Banks may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted.
There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of the Company and the Banks.

DEPENDENCE ON DIVIDENDS FROM SUBSIDIARY BANKS

     As a holding company, with the substantial majority of its assets represented by its equity interest in its subsidiary banks, the Company's ability to pay interest on the Subordinated Debentures to Capitol Trust (and consequently Capitol Trust's ability to pay Distributions on the Preferred Securities and the Company's ability to pay its obligations on the Guarantee) depends primarily upon the cash dividends the Company receives from the subsidiary Banks. Dividend payments from the subsidiary Banks are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over the respective subsidiary Banks. Payment of dividends is also subject to regulatory restrictions if such dividends would impair the capital of the subsidiary Banks. Payment of subsidiary Banks' dividends is also subject to the Banks' profitability, financial condition and capital expenditures and other cash flow requirements. No assurance can be given that the subsidiary Banks will be able to pay dividends at past levels, or at all, in the future.

COMPETITION

     The banking business is highly competitive. The Banks compete with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds. Many of these competitors have substantially greater resources than the Company and the Banks and offer certain services that the Company and the Banks do not currently provide. Such competitors may also have greater lending limits than the Banks. The number of competitors may increase as a result of the easing of restrictions on interstate banking effected under the Riegle-Neal Interstate Banking and Efficiency Act of 1994. In addition, non-bank competitors are generally not subject to the extensive regulations applicable to the Company and the Banks.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The success of the Company and the Banks is dependent to a certain extent upon the general economic conditions of the states in which they are located and the geographic markets served by the Banks. No assurance can be given that favorable economic conditions will continue to exist in such markets.

                                USE OF PROCEEDS

     The proceeds from the sale of the Preferred Securities offered hereby will be used by Capitol Trust to purchase the Subordinated Debentures issued by the Company. The Company intends to use approximately $9 million of the net proceeds from the sale of the Subordinated Debentures to retire existing debt obligations (based on amounts outstanding as of November 24, 1997) under its credit facilities with an unaffiliated bank. Such borrowings principally bear interest at 7.5% up to $8 million of which are convertible into a four year term loan payable in quarterly principal installments based on eight-year amortization, plus interest. The Company intends to use the remaining net proceeds from the sale of the Subordinated Debentures for general corporate purposes including, without limitation, the making of investments in de novo banks, infusion of capital into existing banks to facilitate further growth or other corporate purposes. Pending their application for any or all of such purposes, the net proceeds may be invested in investment grade financial instruments.

                      MARKET FOR THE PREFERRED SECURITIES

     Application has been made to have the Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market under the symbol "CBCLP." Although the Underwriters have informed the Company that they presently intend to make a market in the Preferred Securities, there can be no assurance that an active and liquid trading market will develop or, if developed, that such a market will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters and the offering price of the Preferred Securities may not be indicative of the market price following the offering. See "Underwriting." The Company's common stock is traded on The Nasdaq Stock Market's National Market under the symbol "CBCL."

                              ACCOUNTING TREATMENT

     Capitol Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of Capitol Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," or a similar caption, and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to consolidated financial statements. The Company will record Distributions payable on the Preferred Securities as interest expense in its consolidated statements of income for financial reporting purposes.

     All reports of the Company filed under the Exchange Act while Preferred Securities are outstanding will (a) present the Trust Securities issued by Capitol Trust on the balance sheet under a separate line item entitled "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures" or a similar caption, (b) include in a footnote to the financial statements disclosure that the sole assets of Capitol Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures ) and payments thereunder, and (c) include in a footnote to the audited consolidated financial statements disclosure that the Company owns all of the Common Securities of Capitol Trust, the sole assets of Capitol Trust are the Subordinated Debentures, and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of Capitol Trust under the Preferred Securities.

                                 CAPITALIZATION

     The following table sets forth (i) the unaudited consolidated capitalization of the Company at September 30, 1997, (ii) the unaudited consolidated capitalization of the Company giving effect to the issuance of the Preferred Securities hereby offered by Capitol Trust and the receipt by the Company of the net proceeds from the corresponding sale of the Subordinated Debentures to Capitol Trust (the "Offering"), and (iii) the unaudited consolidated capitalization of the Company giving effect to the Offering and partial application of the proceeds therefrom to retire certain prior indebtedness of the Company, as if each such transaction had been consummated on September 30, 1997, and assuming the Underwriters' over-allotment option was not exercised.



                                                                                 AS OF SEPTEMBER 30, 1997
                                                  ---------------------------------------------------------------------------------
                                                                                                   AS ADJUSTED FOR THE
                                                                       AS ADJUSTED              OFFERING AND RETIREMENT OF
                                                       ACTUAL        FOR THE OFFERING            CERTAIN DEBT OBLIGATIONS
                                                      -------        ----------------           --------------------------
                                                                          (DOLLARS IN THOUSANDS)
DEBT OBLIGATIONS:
   Notes payable to unaffiliated bank................ $  8,825       $    8,825                 $            0
   Other.............................................    3,000            3,000                          3,000
                                                      --------       ----------                 --------------
                                                        11,825           11,825                          3,000

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE
   COMPANY'S SUBORDINATED DEBENTURES(1)...............      --           22,000                         22,000

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES........   9,817            9,817                          9,817

STOCKHOLDERS' EQUITY:
   Common stock, no par value; 10,000,000 shares
     authorized; 4,723,194 shares issued, and
     outstanding.....................................   36,818           36,818                         36,818

   Retained earnings.................................    7,856            7,856                          7,856
     Unrealized appreciation on available-for-sale
     securities......................................      170              170                            170
                                                      --------       ----------                 --------------
                                                        44,844           44,844                         44,844
   Less note receivable from ESOP....................   (1,015)          (1,015)                        (1,015)
                                                      --------       ----------                 --------------
        Total stockholders' equity................... $ 43,829       $   43,829                 $       43,829

CAPITAL RATIOS:
   Stockholders' equity to total assets..............     6.91%            6.67%                          6.76%


   Leverage ratio:(2)(3).............................
     Including minority interest in consolidated
        subsidiaries.................................     8.13%           10.47%                         10.61%

     Excluding minority interest in consolidated
        subsidiaries.................................     6.57%            8.97%                          9.09%
   Risk-based capital ratios:(3)(4)
     Tier 1 capital to risk-weighted assets..........    11.28%           14.35%                         14.62%

     Tier 1 and Tier 2 capital to risk-weighted
        assets......................................     12.27%           16.33%                         16.63%

---------------
(1) Assuming proceeds from the Offering of $22,000,000 but not including estimated expenses of the Offering.
(2) The leverage ratio is Tier 1 capital divided by total assets, after deducting intangible assets and net deferred tax assets in excess of regulatory limits.
(3) The capital ratios are computed including the total estimated net proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve calculation guidelines and assuming application of such proceeds (to the extent not used to retire certain prior debt obligations) to the 100% risk-weighted asset category.
(4) Federal Reserve guidelines for calculation of Tier 1 capital to risk-weighted assets limits the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital. Approximately $17 million of the aggregate amount of the Preferred Securities offered hereby will be included as Tier 1 capital for the Company. To the extent the amount of Preferred Securities are not included as Tier 1 capital, such amounts will be included in Tier 2 capital for the Company.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, The First National Bank of Chicago, will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Trust Act, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined, herein such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of Capitol Trust, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of Capitol Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by Capitol Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by Capitol Trust.

     The Preferred Securities will rank pari passu, and payments will be made thereon pro rata based on the Liquidation Amount thereof, with the Common Securities, except as described under "--Subordination of Common Securities." Legal title of the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when Capitol Trust does not have funds on hand available to make such payments. The First National Bank of Chicago, as Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities. See "Description of the Guarantee."

DISTRIBUTIONS

     PAYMENT OF DISTRIBUTIONS. Distributions on each Preferred Security will be payable at the annual rate of ____% of the stated Liquidation Amount of $10, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from December __, 1997, the date of original issuance. The first Distribution Date for the Preferred Securities will be March 31, 1998. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable. "Business Day" means any day other than a Saturday or a Sunday, a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

     EXTENSION PERIOD. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time, or from time to time (each, an "Extended Interest Payment Period"), which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extended Interest Payment Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum of ____% thereof, compounded quarterly from the relevant Distribution Date. "Distributions," as used herein, includes any such additional Distribution. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive calendar quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, and declaration of a non-cash dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures (provided that this restriction will not prohibit payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that such Extended Interest Payment Period may not exceed 20 consecutive calendar quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period, and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

     SOURCE OF DISTRIBUTIONS. The funds of Capitol Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which Capitol Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent Capitol Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee." Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which will be the 15th day of the month in which the relevant Distribution Date occurs.

REDEMPTION

     GENERAL. The Subordinated Debentures will mature on December 31, 2027. The Company will have the right to redeem the Subordinated Debentures (i) on or after December 31, 2002 (if not extended to a date not later than December 31, 2036 if certain conditions are met), in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company is prohibited from redeeming or purchasing the Subordinated Debentures, in whole or in part, from the Trust until after December 31, 2002. See "Description of the Subordinated Debentures--General."

     MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of the Subordinated Debentures--Redemption." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

     DISTRIBUTION OF SUBORDINATED DEBENTURES. Subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have the right at any time to dissolve, wind-up or terminate Capitol Trust and, after satisfaction of the liabilities of creditors of Capitol Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of Capitol Trust. See "--Liquidation Distribution Upon Termination."

     TAX EVENT REDEMPTION, CAPITAL TREATMENT EVENT REDEMPTION OR INVESTMENT COMPANY EVENT REDEMPTION. If a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event. In the event a Tax Event, a

Capital Treatment Event or an Investment Company Event has occurred with respect to the Trust Securities and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities or to liquidate Capitol Trust and cause the Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of Capitol Trust as described below under"--Liquidation Distribution Upon Termination," such Preferred Securities will remain outstanding and an Additional Payment (as defined herein ) may be payable on the Subordinated Debentures.

     "Additional Payment" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by Capitol Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which Capitol Trust has become subject as a result of a Tax Event.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of Capitol Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause (ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debentures.

     "Liquidation Amount" means the stated amount of $10 per Trust Security.

     After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities, until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of Capitol Trust were to occur. The Preferred Securities that an investor may purchase, or the Subordinated Debentures that an investor may receive on dissolution and liquidation of Capitol Trust, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that Capitol Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

     If Capitol Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, eastern time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by Capitol Trust, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by Capitol Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

     Subject to applicable law (including, without limitation, United States federal securities law), and further provided that the Company has not and is not continuing its right to defer interest payments, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities will be made to the applicable recordholders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date will be the date 15 calendar days prior to the Redemption Date or liquidation date, as applicable.

     If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple of $10 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $10. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

     In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder, of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     The Company will have the right at any time to dissolve, wind-up or terminate Capitol Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

     Pursuant to the Trust Agreement, Capitol Trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of (i) certain events of bankruptcy, dissolution or liquidation of the Company, (ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate Capitol Trust (which direction is optional and wholly within the discretion of the Company, as depositor), (iii) redemption of all of the Preferred Securities as described under "--Redemption--Mandatory Redemption," and (iv) the entry of an order for the dissolution of Capitol Trust by a court of competent jurisdiction.

     If an early termination occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, Capitol Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of Capitol Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of Capitol Trust available for distribution to holders, after satisfaction of liabilities to creditors of Capitol Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because Capitol Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Capitol Trust on the Preferred Securities will be paid on a pro rata basis.
The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "--Subordination of Common Securities."

     Under current United States federal income tax law and interpretations and assuming, as expected, that Capitol Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of Capitol Trust." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate Capitol Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

     If the Company elects to liquidate Capitol Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of Capitol Trust, the Company will continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures--General."

LIQUIDATION VALUE

     The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of Capitol Trust is $10 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court of any order, rule or regulation of any administrative or governmental body):

       (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures--Debenture Events of Default"); or

       (ii) default by Capitol Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

       (iii) default by Capitol Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

       (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

       (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of Capitol Trust. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF CAPITOL TRUST TRUSTEES

     Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have power to appoint one or more Persons (as defined in the Trust Agreement) either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such Trustee is a party, or any person succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF CAPITOL TRUST

     Capitol Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any person, except as described below. Capitol Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either
(a) expressly assumes all of the obligations of Capitol Trust with respect to the Preferred Securities, or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed (including, if applicable, The Nasdaq Stock Market's National Market), if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Capitol Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and (vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, Capitol Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merger with or into or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Capitol Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by the Trust Act and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) with respect to acceptance of appointment by a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement), (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that Capitol Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that Capitol Trust will not be required to register as an "investment company" under the Investment Company Act, or (iv) to reduce or increase the Liquidation Amount per Trust Security and simultaneously to increase or decrease the number of Trust Securities issued and outstanding solely for the purpose of maintaining the eligibility of the Preferred Securities for listing or quotation on any national securities exchange or other organization on which the Preferred Securities are then listed or quoted (including, if applicable, The Nasdaq Stock Market's National Market); provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities and that, in the case of clause (iv), the aggregate Liquidation Amount of the Trust Securities outstanding, upon completion of any such reduction, must be the same as the aggregate Liquidation Amount of the Trust Securities outstanding immediately prior to any such reduction, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities (or, in the case of an amendment pursuant to clause (iv), as of the date specified in the notice). The Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the status of Capitol Trust as a grantor trust for United States federal income tax purposes or its exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that Capitol Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Preferred Securities will be required for Capitol Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee will, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENT

     Payments in respect of the Preferred Securities will be made by check mailed to the address of the holder entitled thereto as such address will appear on the register of holders of the Preferred Securities. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Administrative Trustee will appoint a successor (which must be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.

GLOBAL PREFERRED SECURITIES

     The Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee ("Global Preferred Security"). Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in The Depository Trust Company (the "Depositary") or its nominee. Except as described below, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     A global security shall be exchangeable for Preferred Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default under the Indenture. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in such global security. In the event that Preferred Securities are issued in definitive form, such Preferred Securities will be in denominations of $10 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     Payments on Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Preferred Securities. In the event Preferred Securities are issued in definitive form, principal and Distributions will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee in Chicago, Illinois, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustee by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the 15th day of the month in which the relevant Distribution Date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the Depositary, the Depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants (as defined under "Book-Entry Issuance"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants.
Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

     So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Indenture governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

     None of the Company, the Property Trustee, any paying agent, or the transfer agent for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount, Redemption Price or Distributions in respect of a permanent Global Preferred Security immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If the Depositary for the Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, Capitol Trust will issue individual Preferred Securities in exchange for the Global Preferred Security. In addition, Capitol Trust may at any time and in its sole discretion, subject to any limitations described herein relating to such Preferred Securities, determine not to have any Preferred Securities represented by one or more Global Preferred Securities and, in such event, will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing the Preferred Securities. Further, if Capitol Trust so specifies with respect to the Preferred Securities, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities may, on terms acceptable to the Company, the Property Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests, subject to any limitations described herein. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in Liquidation Amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations, unless otherwise specified by Capitol Trust, of $10 and integral multiples thereof.

REGISTRAR AND TRANSFER AGENT

     The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Capitol Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Capitol Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate Capitol Trust in such a way that Capitol Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of Capitol Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                              BOOK-ENTRY ISSUANCE

     The Depositary will act as securities depositary for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities and will be deposited with the Depositary.

     The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on the Depositary's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities of Capitol Trust is discontinued.

     The Depositary has no knowledge of the actual Beneficial Owners of the Preferred Securities; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, the Depositary will determine by lot or pro rata the amount of the Preferred Securities of each Direct Participant to be redeemed.

     Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Preferred Securities will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee,

Capitol Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as securities depositary with respect to any of the Preferred Securities at any time by giving reasonable notice to the relevant Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Security certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Preferred Securities will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that Capitol Trust and the Company believe to be accurate, but Capitol Trust and the Company assume no responsibility for the accuracy thereof. Neither Capitol Trust nor the Company has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

     Concurrently with the issuance of the Preferred Securities, Capitol Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the Indenture, to be dated as of _________, 1997 (the "Indenture"), between the Company and The First National Bank of Chicago as trustee (the "Debenture Trustee"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Subordinated Debentures will be limited in aggregate principal amount to approximately $22,680,420 (or up to $26,082,480 if the option described under the heading "Underwriting" is exercised by the Underwriters), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities. The Subordinated Debentures will bear interest at the annual rate of ____% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date") beginning March 31, 1998 (and accruing from ________, 1997, the original date of issuance), to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of Capitol Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally due and payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of ____% thereof, compounded quarterly. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Payment, if applicable.

     The Subordinated Debentures will mature on December 31, 2027 (such date, as it may be shortened or extended as hereinafter described the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than December 31, 2002, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. Such date may also be extended at any time at the election of the Company but in no event to a date later than December 31, 2036, provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) Capitol Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. In the event that the Company elects to shorten or extent the Stated Maturity of the Subordinated Debentures, it will give notice thereof to the Debenture Trustee, Capitol Trust and to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from Capitol Trust until after December 31, 2002, unless a Tax Event, a Capital Treatment Event or an Investment Company Event has occurred and is continuing.

     The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of its Banks, upon the Banks' liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claims of creditors of the Banks except to the extent that the Company may itself be recognized as a creditor of the Banks. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the Banks, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

     The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time (each, an "Extended Interest Payment Period"). The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive calendar quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extended Interest Payment Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of ____%, compounded quarterly, to the extent permitted by applicable law). During an Extended Interest Payment Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

     During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive calendar quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extended Interest Payment Period subject to the above requirements. No interest will be due and payable during an Extended Interest Payment Period, except at the end thereof. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extended Interest Payment Period at least two Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extended Interest Payment Period, or (ii) the date Capitol Trust is required to give notice of the record date, or the date such Distributions are payable, to The Nasdaq Stock Market's National Market (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day before such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

ADDITIONAL SUMS

     If Capitol Trust or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay to the recordholders of the Subordinated Debentures as additional amounts (referred to herein as "Additional Payment") on the Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by Capitol Trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts Capitol Trust would have received had such additional taxes, duties or other governmental charges not been imposed.

REDEMPTION

     The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after December 31, 2002, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

     "Tax Event" means the receipt by Capitol Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendments to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, (ii) Capitol Trust is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, or
(iii) Capitol Trust is, or will be within 90 days after the date of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

     "Capital Treatment Event" means the receipt by Capitol Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 capital" and/or "Tier 2 capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

     "Investment Company Event" means the receipt by Capitol Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Capitol Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price for the Subordinated Debentures, on and after the redemption date interest will cease to accrue on such Subordinated Debentures or portions thereof called for redemption.

     The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of Capitol Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of Capitol Trust after satisfaction of liabilities to creditors of Capitol Trust as provided by applicable law. Any such distribution will be subject to receipt of prior approval by the Federal Reserve if then required under applicable policies or guidelines of the Federal Reserve. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of Capitol Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS AND CERTAIN OTHER COVENANTS

     If at any time (i) there has occurred a Debenture Event of Default, (ii) the Company is in default with respect to its obligations under the Guarantee, or (iii) the Company has given notice of its election of an Extended Interest Payment Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extended Interest Payment Period, or any extension thereof, is continuing, the Company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (3) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities.

     The Company will also covenant, for so long as the Preferred Securities remain outstanding, (i) to maintain 100 percent ownership of the Common Securities; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities, (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities in liquidation of the Trust, the redemption of all of the Preferred Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to continue not to be classified as an association taxable as a corporation or a partnership for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of Preferred Securities to be treated as owning an undivided beneficial interest in the Subordinated Debentures.

SUBORDINATION

     The Indenture provides that the Subordinated Debentures issued thereunder are subordinated and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of the Company, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

     "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of such Person, and (vi) and every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt





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

will not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, (the "Bankruptcy Code"), was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (v) Debt which constitutes Subordinated Debt.

     "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

     "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. "Claim," as used herein, has the meaning assigned thereto in Section 101(4) of the Bankruptcy Code.

     The Indenture places no limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. As of September 30, 1997, the Company had no Senior Debt, Subordinated Debt or Additional Senior Obligations outstanding except borrowings from an unaffiliated bank of approximately $9 million. Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including obligations to depositors of the Banks.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any interest on the Subordinated Debentures will be made at the office of the Debenture Trustee in Chicago, Illinois, except that, at the option of the Company, payment of any interest may be made
(i) by check mailed to the address of the Person entitled thereto as such address appears in the register of holders of the Subordinated Debentures, or
(ii) by transfer to an account maintained by the Person entitled thereto as specified in the register of holders of the Subordinated Debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Subordinated Debentures will be made to the Person in whose name such Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents for the Subordinated Debentures or rescind the designation of any paying agent for the Subordinated Debentures; however, the Company will at all times be required to maintain a paying agent in each place of payment for the Subordinated Debentures.

     Any moneys deposited with the Debenture Trustee or any paying agent for the Subordinated Debentures, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to the Company on November 30 of each year or (if then held in trust by the Company) will be discharged from such trust and the holder of such Subordinated Debenture will thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

     The Debenture Trustee will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the registrar in Chicago, Illinois. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

MODIFICATION OF INDENTURE

     The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected by such proposed modification, (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities and that if the consent of the holder of each Subordinated Debenture is required, such modification will not be effective until each holder of Trust Securities has consented thereto.

DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

       (i) failure for 30 days to pay any interest on the Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extended Interest Payment Period); or

       (ii) failure to pay any principal of the Subordinated Debentures when due whether at maturity, upon redemption, or by declaration or otherwise; or

       (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

     (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

     The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). Initially, the Depositary or its nominee will hold a Global Preferred Security representing the Preferred Securities and, as long as it is the holder, beneficial owners of the Preferred Securities will not have a right of Direct Action. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, Capitol Trust may become subject to the reporting obligations under the Exchange Act.

     The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures unless there has been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and any Person may not consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless (i) in the event the Company consolidates with or merges into another Person or conveys or transfer its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures issued under the Indenture, (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, has occurred and is continuing, and (iii) certain other conditions as prescribed in the Indenture are met.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee trust funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or redemption date, as the case may be.

GOVERNING LAW

     The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Michigan.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee has been and is subject to all of the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

     The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding, (i) to maintain directly or indirectly 100% ownership of the Common Securities of Capitol Trust (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities), (ii) not to voluntarily terminate, wind up or liquidate Capitol Trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of Capitol Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause Capitol Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                          DESCRIPTION OF THE GUARANTEE

     The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee, The First National Bank of Chicago, will act as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that Capitol Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of Capitol Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Capitol Trust has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that Capitol Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of Capitol Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent Capitol Trust has funds available therefor at such time, and (b) the amount of assets of Capitol Trust remaining available for distribution to holders of Preferred Securities in liquidation of Capitol Trust. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing Capitol Trust to pay such amounts to such holders.

     The Guarantee will not apply to any payment of Distributions except to the extent Capitol Trust has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by Capitol Trust, Capitol Trust will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Capitol Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Banks upon the Banks' liquidation or reorganization or otherwise is subject to the prior claims of creditors of the Banks, except to the extent the Company may itself be recognized as a creditor of the Banks.
The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Capitol Trust, the Guarantee Trustee or any other Person.

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon
(a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of Capitol Trust, or (c) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of Michigan.

EXPENSE AGREEMENT

     The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom Capitol Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of Capitol Trust, other than obligations of Capitol Trust to pay to the holders of the Preferred Securities or other similar interests in Capitol Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of Capitol Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

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                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent Capitol Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and Capitol Trust believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of Capitol Trust under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, Capitol Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when Capitol Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. While the Depositary or its nominee holds a Global Preferred Security, this right is not available to beneficial owners of the Preferred Securities. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of Capitol Trust (except the obligations of Capitol Trust to holders of the Preferred Securities), and (iv) the Trust Agreement further provides that Capitol Trust will not engage in any activity that is not consistent with the limited purposes of Capitol Trust.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, Capitol Trust or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF CAPITOL TRUST

     The Preferred Securities evidence a preferred undivided beneficial interest in the assets of Capitol Trust. Capitol Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from Capitol Trust (or from the Company under the Guarantee) if and to the extent Capitol Trust has funds available for the payment of such Distributions.







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


RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of Capitol Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by Capitol Trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company (as set forth in the Indenture), but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of Capitol Trust (other than the obligations of Capitol Trust to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities which has been passed upon by Strobl & Borda, P.C., special counsel to the Company insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of Preferred Securities may differ from the treatment described below.

     No attempt has been made in the following discussion to comment upon all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who are individual citizens or residents of the United States and who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the United States dollar or the tax consequences to stockholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

     The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF CAPITOL TRUST

     Under current law and assuming full compliance with the terms of the Trust Agreement and Indenture (and certain other documents described herein), Capitol Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include in his gross income any OID accrued with respect to his allocable share of the Subordinated Debentures whether or not cash is actually distributed to such holder.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     Under recently issued Treasury regulations (the "Regulations"), a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by the Company of its option to defer the payment of stated interest on the Subordinated Debentures would prevent the Company from declaring dividends on any class of equity, the Company believes that the likelihood of its exercising the option is "remote" within the meaning of the Regulations. As a result, the Company intends to take the position that the Subordinated Debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the Subordinated Debentures will be includible in the ordinary income of a holder at the time that such payments are paid or accrued in accordance with the holder's regular method of accounting. Because the Regulations have not yet been addressed in any published rulings or other published interpretations issued by the Internal Revenue Service, it is possible that the Internal Revenue Service could take a position contrary to the position taken by the Company.

     If the Company were to exercise its option to defer the payment of stated interest on the Subordinated Debentures, the Subordinated Debentures would be treated, solely for purposes of the OID rules, as being "reissued" at such time with OID. The amount of interest income includible in the taxable income of a holder of the Subordinated Debentures would be determined on a basis of a constant yield method over the remaining term of the instrument regardless of the holder's method of tax accounting and the actual receipt of future payments of stated interest on the Subordinated Debentures would no longer be separately reported as taxable income. Consequently, a holder of Preferred Securities would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held even though the Company would not be making any actual cash payments during the Extended Interest Payment Period. The amount of OID that would accrue, in the aggregate, during the Extended Interest Payment Period would be approximately equal to the amount of the cash payment due at the end of such period. Moreover, under the Regulations, if the option to defer the payment of interest income with respect to the Subordinated Debentures was determined not to be "remote," the Subordinated Debentures would be treated as having been originally issued with OID. In such event, all of a holder's taxable interest income would be accounted for as OID and any OID included in income would increase a holder's adjusted tax basis in the Subordinated Debentures and the holder's actual receipt of interest payments would reduce such basis.

     Because income on the Preferred Securities will constitute interest income for United States federal income tax purposes, corporate holders of Preferred Securities will not be entitled to claim a dividends received deduction in respect of such income.

MARKET DISCOUNT AND ACQUISITION PREMIUM

     Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF CAPITOL TRUST

     Under certain circumstances, as described under "Description of the Preferred Securities--Redemption and --Liquidation Distribution Upon Termination," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of Capitol Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an adjusted tax basis in the Subordinated Debentures received in the liquidation equal to such holder's adjusted tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of Capitol Trust would include the period for which such holder held the Preferred Securities.

     If, however, a Tax Event occurs which results in Capitol Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities.
Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities--Redemption and --Liquidation Distribution Upon Termination."

DISPOSITION OF PREFERRED SECURITIES

     Upon the sale of the Preferred Securities, a holder will recognize a gain or loss in an amount equal to the difference between his adjusted tax basis in the Preferred Securities and the amount realized in the sale (except to the extent of any amount received in respect of accrued but unpaid interest not previously included in income). A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID (if any) previously includible in the holder's gross income to the date of disposition and decreased by payments (if any) received on the Preferred Securities in respect of OID to the date of disposition. Such gain or loss generally will be a capital gain or loss. As a result of the recently enacted Taxpayer Relief Act of 1997, in the case of non-corporate taxpayers, the tax rates applicable to capital gains from the disposition of Preferred Securities generally will vary depending upon whether, at the time of disposition, the Preferred Securities have been held for more than twelve months or more than eighteen months.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the Subordinated Debentures are treated as having been issued, or reissued, with OID) with respect to the underlying Subordinated Debentures. A holder who disposes of his Preferred Securities between record payment dates will be required to include in ordinary income any portion of the amount realized that is attributable to accrued but unpaid interest (or OID, if any) to the extent not previously included in income on the holder's pro rata share of the underlying Subordinated Debentures during the taxable year of sale through the date of disposition. Any such income inclusion will increase the holder's adjusted tax basis in its Preferred Securities disposed of. To the extent that the amount realized in the sale is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

EFFECT OF PROPOSED CHANGES IN TAX LAWS

     Certain legislative proposals were made in 1996 and 1997 which, if enacted, could have adversely affected the ability of the Company to deduct interest paid on the Subordinated Debentures. These proposals were not, however, incorporated into the legislation enacted on August 5, 1997 as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, December 31, 2002. See "Description of the Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The amount of interest paid on the Preferred Securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported, insofar as required by, the Internal Revenue Service on Forms 1099 (or the then equivalent thereof), which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year or such other reporting deadline required by the Internal Revenue Service. Payments, including interest, made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

     In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                  UNDERWRITING

     Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated and Howe Barnes Investments, Inc., collectively the "Underwriters", have agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase 2,200,000 Preferred Securities from Capitol Trust. The Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased.

     The Underwriters have advised Capitol Trust that they propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $        per Preferred Security.  The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $         per Preferred Security to certain other dealers.  After the initial public offering, the public offering price, concession and discount may be changed. Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

     In view of the fact that proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to
the Underwriters arranging the investment therein of such proceeds $       per
Preferred Security (or $       in the aggregate) for the accounts of the
Underwriters.

     Capitol Trust has granted the Underwriters an option to purchase up to an additional 330,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise their option to purchase additional Preferred Securities, Capitol Trust will issue and sell to the Company additional Common Securities in such aggregate Liquidation Amount as is required for the Company to continue to hold Common Securities in an aggregate Liquidation Amount equal to at least 3% of the total capital of Capitol Trust and the Company will issue and sell to Capitol Trust Subordinated Debentures in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Preferred Securities being purchased pursuant to the option.

     Application has been made to have the Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market. The Underwriters have advised Capitol Trust that they presently intend to make a market in the Preferred Securities after the commencement of trading on The Nasdaq Stock Market's National Market, but no assurances can be made as to the liquidity of such Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

     Capitol Trust and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     In order to facilitate the offering of the Preferred Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Preferred Securities. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Preferred Securities for their own account. In addition, to cover over-allotments or to stabilize the price of the Preferred Securities, the Underwriters may bid for, and purchase, the Preferred Securities in the open market. The Underwriters may reclaim selling concessions allowed to a dealer for distributing the Preferred Securities in the offering, if the Underwriters repurchase previously distributed Preferred Securities in transactions to cover short positions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Preferred Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of Capitol Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and Capitol Trust. Certain legal matters for the Company and Capitol Trust, including the validity of the Guarantee and the Subordinated Debentures, will be passed upon for the Company and Capitol Trust by Strobl & Borda, P.C., Bloomfield Hills, Michigan, counsel to the Company and Capitol Trust. Certain legal matters will be passed upon for the Underwriters by Varnum, Riddering, Schmidt & Howlett, LLP, Grand Rapids, Michigan, members of which firm own approximately 20,000 Shares of the Company's common stock. Counsel for the Company, Capitol Trust and the Underwriters will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Strobl & Borda, P.C.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated herein by reference, and is incorporated herein in reliance on such report given upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, previously filed by the Company with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996; and

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

     All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO LINDA D. PAVONA, VICE PRESIDENT, INVESTOR RELATIONS, CAPITOL BANCORP LTD., 200 WASHINGTON SQUARE NORTH, LANSING, MICHIGAN 48933. TELEPHONE REQUESTS MAY BE DIRECTED TO (517) 487-6555.

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and Capitol Trust with the Commission under the Securities Act, with respect to the Preferred Securities, the Subordinated Debentures and the Guarantee. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Trust Agreement, the Indenture and the Guarantee. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, Capitol Trust, the Preferred Securities, the Subordinated Debentures and the Guarantee. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Capitol Trust is not currently subject to the information reporting requirements of the Exchange Act and, although Capitol Trust will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that Capitol Trust will be filing separate reports under the Exchange Act. The Company's reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http:\\www.sec.gov.

     No separate financial statements of Capitol Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of Capitol Trust will be owned by the Company, a reporting company under the Exchange Act, (ii) Capitol Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of Capitol Trust and investing the proceeds thereof in Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of Capitol Trust under the Indenture and pursuant to the Trust Agreement, the guarantee issued by the Company with respect to the Preferred Securities, the Subordinated Debentures purchased by Capitol Trust and the related Indenture, taken together, constitute, in the belief of the Company and Capitol Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

                               TABLE OF CONTENTS                        PAGE

Prospectus Summary..............................................         1

Selected Consolidated Financial Data............................         6

Risk Factors....................................................         7

Use of Proceeds.................................................        12

Market for the Preferred Securities.............................        12

Accounting Treatment............................................        13

Capitalization..................................................        14

Description of the Preferred Securities.........................        15

Book-Entry Issuance.............................................        25

Description of the Subordinated Debentures......................        27

Description of the Guarantee....................................        35

Relationship Among the Preferred Securities, the
     Subordinated Debentures and the Guarantee..................        37

Certain Federal Income Tax Consequences.........................        39

ERISA Considerations............................................        42

Underwriting....................................................        43

Validity of Securities..........................................        44

Experts.........................................................        44

Incorporation of Certain Documents by Reference.................        44

Available Information...........................................        45

                           _________________________


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CAPITOL BANCORP LTD., CAPITOL TRUST I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAPITOL BANCORP LTD. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                         2,200,000 PREFERRED SECURITIES

                                CAPITOL TRUST I

                    % CUMULATIVE TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY


                        [CAPITOL BANCORP LIMITED LOGO]


                                    CAPITOL
                                    BANCORP
                                      LTD.

                           _________________________

                                  $22,000,000
                           % SUBORDINATED DEBENTURES
                                       OF
                                    CAPITOL
                                    BANCORP
                                      LTD.
                           _________________________
                                   Prospectus
                                     , 1997
                           _________________________

                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED

                         HOWE BARNES INVESTMENTS, INC.

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14--OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC Registration
Fee.............................................................$ 7,667

NASD Filing Fee...................................................2,500

Nasdaq Listing Fee...............................................15,000

Blue Sky Qualification Fees and Expenses..........................3,000

Accounting Fees and
Expenses.........................................................10,000

Legal Fees and
Expenses........................................................100,000

Trustees' Fees and
Expenses..........................................................6,500

Printing and Engraving
Expenses.........................................................25,000

Transfer and Registrar
Fees..............................................................5,000

Miscellaneous....................................................50,333

Total..........................................................$225,000

ITEM 15--INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VI of the Articles of Incorporation, as amended, and Article VI of the Bylaws of the Registrant provide for the indemnification of the officers and directors of the Registrant in the manner authorized by the Michigan business Corporation Act. Generally, these permit the corporation to indemnify officers and directors against expenses, judgments and other amounts paid in connection with settlement of actions brought against them by third parties if they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation. They also permit the Registrent to indemnify officers and directors for certain expenses and amounts paid in settlement in connection with an action brought by or in the right of the corporation provided that the officer or director has not been adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation.

     In so far as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16--EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

     1.1  Form of Underwriting Agreement.

     4.1  Form of Indenture.

     4.2 Form of Subordinated Debenture (included as an exhibit of Exhibit 4.1).

     4.3  Certificate of Trust of CAPITOL TRUST I.

     4.4  Trust Agreement of CAPITOL TRUST I.

     4.5  Form of Amended and Restated Trust Agreement.

     4.6  Form of Preferred Securities Guarantee Agreement.

     4.7 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).

     4.8  Form of Preferred Securities Certificate.

     5.1 Opinion of Strobl & Borda, P.,C. , as to the validity of the issuance of the Subordinated Debentures.

     5.2 Opinion of Richards, Layton & Finger, special Delaware counsel, as to the legality of the Preferred Securities.

     8.1 Opinion of Strobl & Borda, P.C., as to certain federal income tax matters.

    12.1 Statements Regarding Computation of Ratio of Earnings to Fixed Charges. [To be filed by Amendment.]

    23.1  Consent of BDO Seidman, LLP, Independent Accountants.

    23.2 Consent of Strobl & Borda, P.C. (included in its opinions filed herewith as Exhibits 5.1 and 8.1).

    23.3 Consent of Richards, Layton & Finger (included in their opinion filed herewith as Exhibit 5.2).

    24.1  Power of Attorney (included on the signature page).

    25.1 Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Indenture.

    25.2 Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Amended and Restated Trust Agreement.

    25.3 Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Preferred Securities Guarantee Agreement.

     (b) Financial Statement Schedules--Not applicable as all required information is contained in the financial statements and the notes thereto or in the selected financial data.

ITEM 17--UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under "Item 15--Indemnification of Directors and Officers" above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Company hereby undertakes that: (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on November 25, 1997.

                                      CAPITOL BANCORP LTD.,
                                      A MICHIGAN CORPORATION


                                      By: /s/ JOSEPH D. REID
                                         ----------------------------------
                                             JOSEPH D. REID
                                      Chairman of the Board, President and
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on November 25, 1997.

                                      CAPITOL TRUST I

                                      By: /s/ JOSEPH D. REID
                                         ----------------------------------
                                             JOSEPH D. REID
                                             Trustee

                                      By: /s/ ROBERT C. CARR
                                         ----------------------------------
                                             ROBERT C. CARR
                                             Trustee

                                      By: /s/ LINDA D. PAVONA
                                         ----------------------------------
                                             LINDA D. PAVONA
                                             Trustee

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph D. Reid, Robert C. Carr, David O'Leary and Lee W. Hendrickson and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature            Date: November 25, 1997        Title

  /s/ JOSEPH D. REID                        Chairman of the Board, President
  --------------------------------          and Chief Executive Officer,
  JOSEPH D. REID                            Director (Principal Executive
                                            Officer)

  /s/ LEE W. HENDRICKSON                    Chief Financial Officer (Principal
  --------------------------------          Financial and Accounting Officer)
  LEE W. HENDRICKSON


  /s/ ROBERT C. CARR                        Treasurer, Director
  --------------------------------
  ROBERT C. CARR


  /s/ DAVID O'LEARY                         Secretary, Director
  --------------------------------
  DAVID O'LEARY

                                            Director
  --------------------------------
  LOUIS G. ALLEN


  /s/ PAUL R. BALLARD                       Director
  --------------------------------
  PAUL R. BALLARD


  /s/ DAVID L. BECKER                       Director
  --------------------------------
  DAVID L. BECKER


  /s/ DOUGLAS E. CRIST                      Director
  --------------------------------
  DOUGLAS E. CRIST


  /s/ RICHARD L. DORNER                     Director
  --------------------------------
  RICHARD L. DORNER


  /s/ GARY A. FALKENBERG                    Director
  --------------------------------
  GARY A. FALKENBERG


  /s/ JOEL I. FERGUSON                      Director
  --------------------------------
  JOEL I. FERGUSON

                                            Director
  --------------------------------
  KATHLEEN A. GASKIN

  /s/ H. NICHOLAS GENOVA                    Director
  --------------------------------
  H. NICHOLAS GENOVA

  /s/ L. DOUGLAS JOHNS                      Director
  --------------------------------
  L. DOUGLAS JOHNS

  /s/ JAMES R. KAYE                         Director
  --------------------------------
  JAMES R. KAYE

                                            Director
 ---------------------------------
  LEONARD MAAS

                                            Director
  --------------------------------
  LYLE R. MILLER

                                EXHIBIT INDEX


  EXHIBIT       DESCRIPTION
  NUMBER
  -------

  1.1         Form of Underwriting Agreement.

  4.1         Form of Indenture.

  4.2 Form of Subordinated Debenture (included as an exhibit to Exhibit 4.1).

  4.3         Certificate of Trust of CAPITOL TRUST I.

  4.4         Trust Agreement of CAPITOL TRUST I.

  4.5         Form of Amended and Restated Trust Agreement.

  4.6         Form of Preferred Securities Guarantee Agreement.

  4.7 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).

  4.8         Form of Preferred Securities Certificate

  5.1 Opinion of Strobl & Borda, P.C., as to the validity of the issuance of the Subordinated Debentures.

  5.2 Opinion of Richards, Layton & Finger, special Delaware counsel, as to the legality of the Preferred Securities.

  8.1 Opinion of Strobl & Borda, P.C., as to certain federal income tax matters.

 12.1 Statements Regarding Computation of Ratio of Earnings to Fixed Charges. [To be filed by Amendment.]

 23.1         Consent of BDO Seidman, LLP, Independent Accountants.

 23.2 Consent of Strobl & Borda, P.C.. (included in their opinions filed herewith as Exhibits 5.1 and 8.1).

 23.3 Consent of Richards, Layton & Finger (included in their opinion filed herewith as Exhibit 5.2).

 24.1         Power of Attorney (included on the signature page).

 25.1 Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Indenture.

 25.2 Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Amended and Restated Trust Agreement.

 25.3 Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Preferred Securities Guarantee Agreement.